Exhibit 99.1

Jerash Holdings Reports Record Results for the Fiscal 2022 First Quarter,

Increases Revenue Guidance for Full Fiscal Year

FAIRFIELD, N.J., August 11, 2021 – Jerash Holdings (US), Inc. (NASDAQ: JRSH), which manufactures and exports custom, ready-made, sports and outerwear for leading global brands, today announced financial results for its fiscal 2022 first quarter, ended June 30, 2021.

Financial Highlights - Fiscal 2022 First Quarter Versus Fiscal 2021 First Quarter

●	Revenue of $29.9 million, an increase of 59.8 percent, reflecting higher shipments
●	Gross profit of $5.6 million, an increase of 84.5 percent, due to higher revenue and gross margin
●	Gross margin of 18.8 percent vs. 16.3 percent, reflecting improved product mix and higher sales volumes
●	Comprehensive income attributable to Jerash Holdings (US), Inc.’s common stockholders of $2.0 million, or $0.17 per share, vs. approximately $813,000, or $0.07 per share

Fiscal 2022 Guidance

●	Fiscal 2022 revenue expected to be in the range of $115 million to $120 million vs. $90.2 million for fiscal 2021
●	Revenue for fiscal 2022 expected to be at record levels
●	Fiscal 2022 second quarter revenue expected to exceed $40 million

Sam Choi, chairman and chief executive officer, said, “Our fiscal 2022 first quarter results demonstrated excellent progress, with strong performance in revenue and margin. Revenue and gross profit were at record levels for the first quarter, reflecting an increase in shipments to our largest customers as a result of strong demand amid the reopening of the U.S. economy, as well as an improved mix of products sold.

“We continue to advance our plans to increase capacity and secure additional space to meet our customers’ needs,” Choi said. “We anticipate our momentum to continue well into fiscal 2022. All of our existing factories in Jordan are fully booked through January 2022, with orders from existing top global brand-name customers alone. These customers already are placing orders that are expected to fully book the newest facility we acquired through January 2022 as well. As a result, we have increased our fiscal 2022 revenue outlook to reflect our robust momentum and expanded capacity.”

Fiscal 2022 First Quarter Results

Fiscal 2022 first quarter revenue rose by 59.8 percent to $29.9 million from $18.7 million in the same period last year, primarily due to higher shipments to the company’s largest customers as a result of stronger demand amid a reopening of the U.S. economy.

Gross profit increased to $5.6 million in the fiscal 2022 first quarter, from $3.1 million in the same period last year, primarily due to higher revenue and gross margin. Gross margin expanded 250 basis points to 18.8 percent in the fiscal 2022 first quarter, from 16.3 percent in the same period last year, reflecting an improved product mix and higher sales volumes.

Operating expenses totaled $3.3 million in the fiscal 2022 first quarter, versus $1.9 million in the same period last year. The increase was primarily due to higher headcount to support the company’s growth, an increase in shipping costs, and expenses related to COVID-19 measures and recruitment for new migrant workers.

Operating income totaled $2.3 million in the fiscal 2022 first quarter, versus $1.2 million in the same period last year. Net income advanced to $1.9 million in the fiscal 2022 first quarter, versus approximately $814,000 in the same period last year. Comprehensive income attributable to Jerash Holdings (US), Inc.’s common stockholders totaled $2.0 million, or $0.17 per share, in the fiscal 2022 first quarter, versus approximately $813,000, or $0.07 per share, in the same period last year.

Gilbert Lee, chief financial officer, said, “Results for our fiscal 2022 first quarter reflected the recovery in the U.S. economy from pandemic-related effects. Order momentum is continuing into fiscal 2022, as expected, and more reflective of typical customer patterns. Our order mix for pre-bookings in the September and December quarters is heavily weighted to global brand-name outerwear products, which carry higher average selling prices and favorable gross margins.

“Our updated outlook for fiscal 2022 reflects our expectation for continued strong customer demand and increased capacity for the year. However, it is important to note that potential risks from the Delta variant of COVID-19 could constrain our ability to add workers needed to run operations at full capacity.”

Balance Sheet, Cash Flow and Dividends

Cash and restricted assets totaled $8.5 million, and net working capital was $51.4 million at June 30, 2021. Net cash used in operating activities was $11.5 million in the fiscal 2022 first quarter, compared with $7.6 million in the same period last year. The increase was primarily due to changes in working capital.

On August 5, 2021, Jerash approved a regular quarterly dividend of $0.05 per share on its common stock, payable on August 24, 2021, to stockholders of record as of August 17, 2021.

Conference Call

Jerash Holdings will host an investor conference call to discuss its fiscal 2022 first quarter results today, August 11, 2021, at 9:00 a.m. Eastern Time.

Phone:  877-407-9210 (domestic); 201-689-8049 (international)

Conference ID: 13721837

A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sports and outerwear for leading global brands and retailers, including Walmart, Costco, New Balance, G-III (which owns brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle, and VF Corporation (which owns brands such as The North Face, Timberland, and JanSport). Jerash’s existing production facilities comprise four factory units, one workshop, and four warehouses, and Jerash currently employs approximately 4,500 people. The total annual capacity at its facilities was approximately 12.0 million pieces as of June 30, 2021. Additional information is available at www.jerashholdings.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, Jerash’s current views with respect to future events and its financial forecasts, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. In addition, there is uncertainty about the further spread of the COVID-19 virus or new variants thereof, or the occurrence of another wave of cases and the impact it may have on the company’s operations, the demand for the company’s products, global supply chains and economic activity in general. These and other risks and uncertainties are detailed in the company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

PondelWilkinson Inc.

Judy Lin Sfetcu or Roger Pondel

310-279-5980; jsfetcu@pondel.com

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(tables below)

JERASH HOLDINGS (US), INC., SUBSIDIARIES AND AFFILIATE

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED JUNE 30, 2021 AND 2020

(UNAUDITED)

	For the Three Months Ended June 30,
	2021	2020

Revenue, net	$29,888,692	$18,706,755
Cost of goods sold	24,257,750	15,655,185
Gross Profit	5,630,942	3,051,570

Selling, general and administrative expenses	3,314,231	1,850,827
Stock-based compensation expenses	517	42,151
Total Operating Expenses	3,314,748	1,892,978

Income from Operations	2,316,194	1,158,592

Other Income (Expense):
Other income (expense), net	36,281	(2,739)
Total other income (expense), net	36,281	(2,739)

Net income before provision for income taxes	2,352,475	1,155,853

Income tax expense	417,809	342,000

Net Income	1,934,666	813,853

Net loss attributable to noncontrolling interest	17	6
Net income attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$1,934,683	$813,859

Net Income	$1,934,666	$813,853
Other Comprehensive Income:
Foreign currency translation gain (loss)	79,988	(553)
Total Comprehensive Income	2,014,654	813,300
Comprehensive income attributable to noncontrolling interest	-	-
Comprehensive Income Attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$2,014,654	$813,300

Earnings Per Share Attributable to Common Stockholders:
Basic and diluted	$0.17	$0.07

Weighted Average Number of Shares
Basic	11,333,934	11,325,000
Diluted	11,354,680	11,330,210

Dividend per share	$0.05	$0.05

JERASH HOLDINGS (US), INC., SUBSIDIARIES AND AFFILIATE

CONSOLIDATED BALANCE SHEETS

	June 30, 2021	March 31, 2021
	(Unaudited)

ASSETS
Current Assets:
Cash	$7,656,488	$21,126,090
Restricted cash	-	714,844
Accounts receivable, net	19,581,753	12,033,268
Tax recoverable	390,794	379,719
Inventories	31,300,441	25,035,966
Prepaid expenses and other current assets	2,455,375	2,329,289
Investment deposits	1,082,905	-
Advance to suppliers, net	111,434	3,036,693
Total Current Assets	62,579,190	64,655,869

Restricted cash - non-current	876,211	1,020,777
Long-term deposits	62,930	128,690
Deferred tax assets, net	148,663	148,663
Property, plant and equipment, net	6,050,350	5,699,506
Right of use assets	1,784,817	1,596,600
Total Assets	$71,502,161	$73,250,105

LIABILITIES AND EQUITY

Current Liabilities:
Credit facilities	$-	$612,703
Accounts payable	5,458,665	7,922,839
Accrued expenses	2,692,737	2,332,867
Income tax payable - current	1,506,270	1,803,175
Other payables	1,032,899	1,455,208
Operating lease liabilities - current	519,599	400,043
Total Current Liabilities	11,210,170	14,526,835

Operating lease liabilities - non-current	1,055,972	935,773
Income tax payable - non-current	1,094,048	1,094,048
Total Liabilities	13,360,190	16,556,656

Commitments and Contingencies

Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	$-	$-
Common stock, $0.001 par value; 30,000,000 shares authorized; 11,334,318 and 11,332,974 shares issued and outstanding respectively	11,334	11,333
Additional paid-in capital	15,301,784	15,301,268
Statutory reserve	346,315	346,315
Retained earnings	42,116,348	40,748,314
Accumulated other comprehensive loss	64,087	(15,901)
Total Jerash Holdings (US), Inc.’s Stockholder’s Equity	57,839,868	56,391,329

Noncontrolling interest	302,103	302,120
Total Equity	58,141,971	56,693,449

Total Liabilities and Equity	$71,502,161	$73,250,105

JERASH HOLDINGS (US), INC., SUBSIDIARIES AND AFFILIATE

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$1,934,666	$813,853
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	404,526	412,054
Stock-based compensation expenses	517	42,151
Bad debt expense	-	18,043
Amortization of operating lease right-of-use assets	172,891	131,088
Changes in operating assets:
Accounts receivable	(7,548,486)	(10,531,884)
Inventories	(6,264,474)	4,556,693
Prepaid expenses and other current assets	(126,087)	504,484
Advance to suppliers	2,925,259	(1,052,028)
Changes in operating liabilities:
Accounts payable	(2,464,174)	(2,611,778)
Accrued expenses	359,870	(117,773)
Other payables	(422,310)	158,678
Operating lease liabilities	(121,352)	(84,315)
Income tax payable	(307,997)	193,881
Net cash used in operating activities	(11,457,151)	(7,566,853)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(626,680)	(165,522)
Acquisition Deposit	(1,082,905)	-
Payment for long-term deposits	(62,930)	(76,283)
Net cash used in investing activities	(1,772,515)	(241,805)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payment	(566,649)	(566,250)
Repayment from short-term loan	(612,703)	(235)
Net cash used in financing activities	(1,179,352)	(566,485)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	80,006	(595)

NET DECREASE IN CASH	(14,329,012)	(8,375,738)

CASH, AND RESTRICTED CASH, BEGINNING OF THE PERIOD	22,861,711	26,916,709

CASH, AND RESTRICTED CASH, END OF THE PERIOD	$8,532,699	$18,540,971

CASH AND RESTRICTED CASH, END OF THE PERIOD	8,532,699	18,540,971
LESS: NON-CURRENT RESTRICTED CASH	876,211	786,298
CASH, END OF PERIOD	$7,656,488	$17,754,673

Supplemental disclosure information:
Cash paid for interest	$28,639	$-
Income tax paid	$724,443	$148,119

Non-cash financing activities
Right of use assets obtained in exchange for operating lease obligations	$353,611	$68,932